Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740    BCooper@westell.com

Westell Technologies Fiscal 2012 Second Quarter Highlights

•	Fiscal second quarter net income was $3.5 million, or $0.05 per share, compared to $4.8 million, or $0.07 per share, in the prior-year second quarter.

•	Non-GAAP net income for the fiscal second quarter was $1.2 million, or $0.02 per share, compared to $2.9 million, or $0.04 per share, in the prior-year second quarter.

•	Cash and short-term investments were $111.2 million as of September 30, 2011.

•	The Company repurchased 0.9 million shares at a cost of $2.5 million during the quarter, with $21 million remaining for share repurchases under the Company’s board authorizations.

Westell Technologies Reports Second Quarter Results

AURORA, IL, October 19, 2011 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced results for its fiscal 2012 second quarter ended September 30, 2011. Consolidated revenue for the quarter was $31.2 million, down 39% from $51.1 million in the fiscal second quarter of the prior year. The decline resulted primarily from the previously reported sale of most of the assets of the Company’s Customer Networking Solutions (CNS) division in the fiscal first quarter, together with weakness in demand in the OSPlant Systems (OSP) division during the second quarter of fiscal 2012.

Net income in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the fiscal second quarter was $3.5 million, or $0.05 per diluted share, compared to net income of $4.8 million, or $0.07 per diluted share, in the same quarter of the prior year. Income tax expense in the second quarter of fiscal 2012 reflected an effective tax rate of 39%, which was more than offset by a non-recurring, non-cash tax benefit of $2.1 million. Income tax expense in the prior-year second quarter, which preceded the Company’s release of valuation allowance against tax assets, reflected an effective tax rate of 3%. Adjusting for income tax effects and certain asset sales, non-GAAP net income for the fiscal second quarter was $1.2 million, or $0.02 per share, compared to $2.9 million, or $0.04 per share, in the prior-year second quarter.

During the quarter, the Company repurchased 0.9 million shares of its common stock at a cost of $2.5 million. As of the end of the second quarter of fiscal 2012, there was approximately $21 million remaining under the Company’s board authorizations. Total cash and short-term investments at September 30, 2011 were $111.2 million, essentially unchanged from the amount at June 30, 2011.

“This was obviously a challenging quarter for Westell,” said Chairman and CEO Rick Gilbert. “The wind-down of our core CNS business has proceeded well, and Conference Plus delivered solid performance. Although our OSPlant Systems division is experiencing headwinds, primarily due to a shift from T1 to Ethernet for backhaul applications, we have been actively developing and introducing a variety of new OSPlant products. We are excited about their prospects and, over time, their ability to more than compensate for declines in some of our legacy lines.”

Fiscal Second Quarter Division and Consolidated Operating Results

Revenue in the OSPlant Systems division was $10.4 million in the fiscal second quarter, down 35% compared to $16.1 million in the same quarter of the prior year. The decline reflected demand from major customers that softened significantly through the quarter, with contributing factors from customer spending constraints, inventory management and an accelerated shift from T1 backhaul to Ethernet backhaul. The Company expects these pressures to persist in the third quarter of fiscal 2012. Fiscal second quarter gross profit was $3.9 million, compared to $7.3 million in the same quarter of the prior year. Gross margins were 37.8%, compared to 45.5% in the prior-year quarter. The lower gross profit and gross margins reflected lower revenues, an unfavorable mix of products and lower overhead absorption. Operating expenses increased $0.5 million, reflecting primarily OSP’s ongoing development of new products, such as its Ethernet-based products for cellular backhaul, and reallocation of costs following the Company’s CNS sale transaction. The resulting operating income for OSP was $0.4 million, compared to $4.3 million in the same quarter of the prior year.

In order to enhance focus on both sales and new product development in OSP, Chris Shaver has been named Senior Vice President, General Manager of the OSPlant Systems division, and Brian Powers has moved from the General Manager role to Vice President, Sales of the division, leveraging his sales expertise and customer relationships. Chris previously served as General Manager of the CNS division. The changes are effective immediately. “These changes capitalize on the strengths of both Chris and Brian,” commented Gilbert. “They make a powerful team to lead OSPlant.”

Conference Plus (CP) revenue was up 1.5% to $10.5 million in the quarter, compared to $10.4 million in the same quarter of the prior year. Gross profit, gross margins, operating expenses and operating income were relatively unchanged year over year.

The CNS division reported revenue of $10.3 million in the second quarter of fiscal 2012, compared to $24.6 million in the same quarter of the prior year. The decline reflects the CNS sale transaction. Residual revenues are expected to continue at a reduced level into the fiscal third quarter, which is likely to be the final quarter of material revenues from the core modems and gateways business. CNS gross profit was $2.3 million, compared to $4.0 million in the prior-year quarter. Gross margin was 22.2% for the second quarter, up from 16.3% in the same quarter of the prior year. Gross margin benefited from products and projects that are ancillary to modem and gateway sales. Operating expenses declined to $1.2 million for the quarter, compared to $3.9 million in the prior-year quarter, also as a result of the CNS sale transaction. CNS operating profit was $1.1 million in the quarter, compared to $0.2 million in the prior-year quarter.

On a consolidated basis, reflecting the divisional results discussed above, fiscal second quarter revenue of $31.2 million was down 39%, compared to $51.1 million in the same quarter of the prior year. Gross profit was $11.3 million, a reduction of $5.1 million compared to the prior year second quarter, and gross margins were 36.3%, compared to 32.3% in the same quarter of the prior year. Consolidated operating expenses decreased to $9.5 million, compared to $11.5 million in the prior-year quarter. Operating income was $1.8 million, compared to $4.9 million in the same quarter of the prior year.

Conference Call Information

Management will address financial and business results during Westell’s fiscal 2012 second quarter earnings conference call on Thursday, October 20, 2011 at 9:30 AM Eastern Time. Conference Plus, Inc. (ConferencePlus®), a Westell subsidiary, will manage Westell’s earnings conference call using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell.

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference call on October 20, he or she can press *0 for support.

If a participant does not wish to register, he or she can participate in the call on October 20, by dialing ConferencePlus at 1-888-206-4073 no later than 9:15 AM, Eastern Time and using confirmation number 30896792. International participants may dial 1-847-413-9014. Westell’s press release on earnings and related information that may be discussed on the earnings conference will be posted on the Investor Relations’ section of Westell’s website, http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay following the conclusion of the conference until the fiscal third quarter results are released. The replay of the conference can be accessed by dialing 1-888-843-7419 or 1-630-652-3042 and entering 8814455.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband networking equipment, digital transmission products, remote monitoring tools, power distribution equipment, industrial-grade edge switches and demarcation products used by telecommunications service providers, utilities and other enterprises. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing and capital, economic weakness in the United States economy and telecommunications market, the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), retention of key personnel and other risks more fully described in the Company’s SEC filings, including the Company’s Form 10-K for the fiscal year ended March 31, 2011 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,			Six Months ended September 30,
	2011		2010	2011		2010
Revenue	$31,233		$51,068	$65,589		$92,326
Gross profit	11,332		16,478	25,168		32,093
Gross margin	36.3%		32.3%	38.4%		34.8%
Operating expenses:
Sales & marketing	3,555		4,671	7,452		9,159
Research & development	2,669		3,464	5,410		7,002
General & administrative	3,107		3,249	6,624		6,598
Restructuring	32	(1)	—	277	(1)	—
Intangibles amortization	151		163	318		326

Total operating expenses	9,514		11,547	20,081		23,085

Operating income	1,818		4,931	5,087		9,008
Other income	448	(2)	(28)	32,046	(2)(3)	25
Interest (expense)	(5)		(2)	(5)		(3)

Income before taxes	2,261	(4)	4,901	37,128	(4)	9,030

Income taxes	1,237		(138)	(12,499)		335

Net income	$3,498		$4,763	$24,629		$9,365

Net income per common share:
Basic	$0.05		$0.07	$0.36		$0.14
Diluted	$0.05		$0.07	$0.36		$0.14

Average number of common shares outstanding:
Basic	67,416		67,202	67,879		67,285
Diluted	68,534		68,487	69,284		68,321

(1)	Severance benefits for employee terminations related to the sale of CNS.
(2)	Includes a $0.3 million gain from the sale of a non-operating asset.
(3)	Includes $31.7 million gain on the sale of CNS assets to NETGEAR.
(4)	The Company released its valuation allowance on deferred tax assets in the fourth quarter of fiscal year 2011. Fiscal year 2012 therefore is fully tax affected. In the quarter ended September 30, 2011, the Company released a $2.1 million reserve for income taxes.

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Amounts in thousands)

(Unaudited)

	September 30, 2011	March 31, 2011
Assets:
Cash and cash equivalents	$89,026	$86,408
Restricted cash	3,350	—
Short-term investments	18,846	490
Accounts receivable, net	17,900	24,252
Inventories	11,691	12,955
Prepaids and other current assets	2,274	3,156
Deferred income tax asset	8,000	18,700	(1)
Assets held-for-sale	—	4,781

Total current assets	151,087	150,742

Property and equipment, net	3,051	3,250
Goodwill	2,144	2,197
Intangibles, net	3,061	3,473
Deferred income taxes	40,091	41,467	(1)
Other Assets	174	258

Total assets	$199,608	$201,387

Liabilities and Stockholders’ Equity:
Accounts payable	$10,258	$23,664
Accrued liabilities	7,189	9,435
Liabilities held-for-sale	—	1,288

Total current liabilities	17,447	34,387
Other long-term liabilities	5,264	7,719

Total liabilities	22,711	42,106
Total stockholders’ equity	176,897	159,281

Total liabilities and stockholders’ equity	$199,608	$201,387

(1)	During the quarter ended June 30, 2011, the Company reclassified $13.7 million from long-term deferred income taxes to short-term deferred income taxes.

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$24,629	$9,365
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,191	1,427
Stock-based compensation	667	580
Restructuring	277	—
Other, net	(2)	(8)
Deferred taxes	12,034	—
Net gain on disposal of CNS assets	(31,654)	—
Gain on non-operating asset sale	(325)	—
Changes in assets and liabilities:
Accounts receivable	6,226	(7,100)
Inventory	13	3,551
Accounts payable and accrued liabilities	(18,792)	848
Deferred revenue	229	263
Prepaid and other current assets	827	376
Other	42	48

Net cash provided by (used in) operating activities	(4,638)	9,350

Cash flows from investing activities:
Purchases of property and equipment	(697)	(359)
Net purchases of short-term investments	(18,356)	—
Proceeds from sale of CNS assets	36,683	—
Proceeds from sale of non-operating asset	325	—
Restricted cash	(3,350)	—

Net cash provided by (used in) investing activities	14,605	(359)

Cash flows from financing activities:
Proceeds from stock options exercised	1,578	314
Purchase of treasury stock	(8,825)	(555)

Net cash provided by (used in) financing activities	(7,247)	(241)

Effect of exchange rate changes on cash	(102)	10

Net increase in cash	2,618	8,760
Cash and cash equivalents, beginning of period	86,408	61,315

Cash and cash equivalents, end of period	$89,026	$70,075

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Three months ended September 30, 2011
	CNS	OSP	CP	Unallocated	Total
Revenue	$10,327	$10,401	$10,505	$—	$31,233
Gross profit	2,289	3,932	5,111	—	11,332
Gross margin	22.2%	37.8%	48.7%		36.3%

Operating expenses:
Sales & marketing	249	1,446	1,860	—	3,555
Research & development	649	1,342	678	—	2,669
General & administrative	256	604	1,342	905	3,107
Restructuring	32	—	—	—	32
Intangibles amortization	1	137	13	—	151

Operating expenses (1)	1,187	3,529	3,893	905	9,514

Operating income (loss)	$1,102	$403	$1,218	(905)	1,818

Other income				448	448
Interest (expense)				(5)	(5)
Income taxes				1,237	1,237

Net income				$775	$3,498

	Three months ended September 30, 2010
	CNS	OSP	CP	Unallocated	Total
Revenue	$24,598	$16,117	$10,353	$—	$51,068
Gross profit	4,009	7,326	5,143	—	16,478
Gross margin	16.3%	45.5%	49.7%		32.3%

Operating expenses:
Sales & marketing	1,267	1,509	1,895	—	4,671
Research & development	1,902	921	641	—	3,464
General & administrative	688	455	1,438	668	3,249
Restructuring	—	—	—	—	—
Intangibles amortization	1	134	28	—	163

Operating expenses (2)	3,858	3,019	4,002	668	11,547

Operating income (loss)	$151	$4,307	$1,141	(668)	4,931

Other income				(28)	(28)
Interest (expense)				(2)	(2)
Income taxes				(138)	(138)

Net income (loss)				$(836)	$4,763

(1)	Includes $0.0 million, $0.3 million and $0.3 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.
(2)	Includes $0.1 million, $0.2 million and $0.3 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Six months ended September 30, 2011
	CNS	OSP	CP	Unallocated	Total
Revenue	$18,683	$25,246	$21,660	$—	$65,589
Gross profit	4,147	10,440	10,581	—	25,168
Gross margin	22.2%	41.4%	48.9%		38.4%

Operating expenses:
Sales & marketing	766	2,928	3,758	—	7,452
Research & development	1,462	2,606	1,342	—	5,410
General & administrative	551	1,422	2,706	1,945	6,624
Restructuring	277	—	—	—	277
Intangibles amortization	2	275	41	—	318

Operating expenses (1)	3,058	7,231	7,847	1,945	20,081

Operating income (loss)	$1,089	$3,209	$2,734	(1,945)	5,087

Other income				32,046 (2)	32,046
Interest (expense)				(5)	(5)
Income taxes				(12,499)	(12,499)

Net income				$17,597	$24,629

	Six months ended September 30, 2010
	CNS	OSP	CP	Unallocated	Total
Revenue	$39,620	$31,841	$20,865	$—	$92,326
Gross profit	7,599	14,237	10,257	—	32,093
Gross margin	19.2%	44.7%	49.2%		34.8%
Operating expenses:
Sales & marketing	2,579	2,950	3,630	—	9,159
Research & development	3,876	1,902	1,224	—	7,002
General & administrative	1,428	1,093	2,797	1,280	6,598
Restructuring	—	—	—	—	—
Intangibles amortization	2	268	56	—	326

Operating expenses (3)	7,885	6,213	7,707	1,280	23,085

Operating income (loss)	$(286)	$8,024	$2,550	(1,280)	9,008

Other income				25	25
Interest (expense)				(3)	(3)
Income taxes				335	335

Net income (loss)				$(923)	$9,365

(1)	Includes $0.0 million, $0.5 million and $0.7 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.
(2)	Includes $31.7 million gain on the sale of CNS assets and liabilities to NETGEAR.
(3)	Includes $0.3 million, $0.4 million and $0.7 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.

Westell Technologies, Inc.

Reconciliation of GAAP to non-GAAP Financial Measures

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,			Six Months ended September 30,
	2011		2010	2011		2010
GAAP net income	$3,498		$4,763	$24,629		$9,365
Adjustments:
CNS sale, net of tax (1)	(41)		—	(18,962)		—
Non-operating asset sale, net of tax(2)	(198)		—	(198)		—
Income tax benefit	(2,101	)(3)	—	(2,101	)(3)	(522	)(4)
Valuation allowance tax benefit(5)	—		(1,882)	—		(3,379)

Total adjustments	(2,340)		(1,882)	(21,261)		(3,901)

Non-GAAP net income	$1,158		$2,881	$3,368		$5,464

GAAP net income per common share:
Basic	$0.05		$0.07	$0.36		$0.14
Diluted	$0.05		$0.07	$0.36		$0.14

Non-GAAP net income per common share:
Basic	$0.02		$0.04	$0.05		$0.08
Diluted	$0.02		$0.04	$0.05		$0.08

Average number of common shares outstanding:
Basic	67,416		67,202	67,879		67,285
Diluted	68,534		68,487	69,284		68,321

The Company conforms to U.S. Generally Accepted Accounting Principles (GAAP) in the preparation of its financial statements. This schedule reconciles the Company’s GAAP net income to adjusted net income on a non-GAAP basis. The Company believes that these non-GAAP results provide meaningful supplemental information to investors that are indicative of the Company’s core performance and that they facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results.

(1)	On March 17, 2011, the Company entered into a definitive agreement to sell certain assets and transfer certain liabilities of the CNS segment to NETGEAR, Inc. This transaction closed on April 15, 2011. The adjustments remove this benefit and associated tax impact.
(2)	Gain from the sale of a non-operating asset.
(3)	Benefit resulting from the release of a reserve for income taxes.
(4)	Income tax benefit recorded in the first fiscal quarter of 2011.
(5)	The Company released its valuation allowance on deferred tax assets in the fourth quarter of fiscal year 2011. Fiscal year 2012 therefore is fully tax affected. Income taxes in fiscal year 2011 were reduced by the release each quarter of valuation allowance related to net operating loss carryforwards. The adjustment eliminates the benefit, which did not recur in fiscal year 2012.